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EXHIBIT 21

LIST OF SUBIDIARIES

1.	InFocus Systems B.V.
2.	InFocus Asia Pte, Ltd.
3.	InFocus Oregon Corporation
4.	InFocus Willamette Corporation
5.	InFocus (Shanghai) Co. Ltd.
6.	In Focus Systems FSC, Inc.
7.	InFocus.com Corporation
8.	InFocus Exchange Corporation
9.	Proxima ASA
10.	ASK AS
11.	Proxima Norge AS
12.	Mediavision GMBH
13.	ASK Proxima AB
14.	Proxima SARL
15.	Proxima SARL
16.	ASK Proxima 000
17.	Proxima Corporation
18.	Proxima Pte, Ltd.
19.	Molleberga LCD AB
20.	Interdidact AB
21.	Big Picture AB
22.	Proxima Europe Limited
23.	Computer Accessories Corporation International (FSC)
24.	Mind Path Technologies, Inc.
25.	Transferencia Mexicana de Tijuana, S.A. de C.V.

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LIST OF SUBIDIARIES